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                                                                   EXHIBIT 10.03


                      ELECTRONIC ARTS INC. AND SUBSIDIARIES

                  DESCRIPTION OF REGISTRANT'S FISCAL YEAR 2003
                              EXECUTIVE BONUS PLAN


Target annual bonuses are set for each executive based upon a percentage of base salary. Bonuses are generally paid in two parts, one of which relates only to the Company's earnings results, and one of which is discretionary and is measured against each individual executive's contributions. Some executives may have a third part which relates to a specific business unit's or product's financial performance. Bonuses are paid after the end of the fiscal year. If profits in any period are less than 85% of the Company's plan, no bonus based on the Company's performance may be paid for that period. If profits exceed plan during a period, the bonus rate is accelerated for the incremental profits above plan, with a maximum of 200% payout of the bonus target.